H. Patrick Dee Chief Operating Officer (505) 241-7102	Christopher C. Spencer Chief Financial Officer (505) 241-7154

NEWS RELEASE

First State Bancorporation to Sell Colorado Branches;
Total Risk-Based Capital Ratio to Rise Significantly;
Company Withdraws TARP Funding Application

Albuquerque, N.M. - March 11, 2009 - First State Bancorporation ("First State") (NASDAQ:FSNM) today announced that it has reached a definitive agreement to sell its Colorado branches to Great Western Bank, a South Dakota-based subsidiary of National Australia Bank. This agreement is subject to regulatory approval and it is anticipated to close in the summer of 2009. The terms of the transaction call for the transfer of approximately $444 million in loans, $477 million in deposits, $19 million of buildings and equipment, and the payment of a deposit premium of approximately $28 million. After the write-off of the core deposit intangible associated with these deposits and transaction costs, First State expects to record a pretax gain of approximately $16 million.

"More important, this transaction will boost our total risk-based capital ratio at both the bank and holding company levels to above 12.0%, compared to 10.3% as of December 31, 2008," explained Michael R. Stanford, President and Chief Executive Officer of First State. "In addition to the increased capital level, our allowance for loan losses at December 31, 2008, includes another $42 million, or about 140 basis points of total risk-based assets, that is not included in the capital calculations. We anticipate that this transaction will help us achieve the regulatory requirements for capital levels in the near future. We plan to intensify our efforts in our legacy market, New Mexico, which has significant growth potential and continues to outperform the nation as a whole in terms of unemployment. We will continue to downsize our loan portfolio in order to strengthen our capital ratios and liquidity," continued Stanford.

"This is the first step in our plans to manage our capital levels for the foreseeable future," stated H. Patrick Dee, Executive V.P. and Chief Operating Officer of First State. "We will continue to aggressively manage our problem assets, step up our efforts toward growing deposits, and focus further on expense reduction initiatives," continued Dee.

First State also announced that it has withdrawn its application for TARP funding through the U.S. Treasury Department. "After careful consideration, we believe that it is in the best interests of our shareholders to proceed on a course of action that does not include TARP funding," explained Stanford. "The uncertainty surrounding the availability and terms of the TARP funding, combined with the low market price of our common stock, make the Treasury's program much less attractive than it appeared to be when we initially applied for it."

First State will host a conference call to discuss the Colorado sale on Wednesday, March 11, 2009, at 6:00 p.m. Eastern Time. The number to access this conference call is 800-857-9733, the pass code for entry is Wednesday, and the conference leader is Chris Spencer. To listen to the call via the Internet and view the slide presentation, visit www.fcbnm.com, Investor Relations. There will be a replay of the conference call for 10 days after the original call. The phone number for the replay is 866-411-1707.

ABOUT FIRST STATE

First State Bancorporation is a New Mexico based commercial bank holding company (NASDAQ:FSNM). First State provides services, through its subsidiary First Community Bank, to customers from a total of 60 branches located in New Mexico, Colorado, and Arizona. On Tuesday, March 10, 2009, First State's stock closed at $0.80 per share.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

Certain statements in this news release are forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 (the "Exchange Act"). These statements are based on management's current expectations or predictions of future results or events. We make these forward-looking statements in reliance on the safe harbor provisions provided under the Private Securities Litigation Reform Act of 1995.

First State's news releases and filings with the Securities and Exchange Commission are available through the Investor Relations section of First State's website at www.fcbnm.com.